UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2016
MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)
48084-7186
(Zip code)
Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
On August 3, 2016, Meritor, Inc. ("Meritor") issued a press release, and will hold a conference call regarding its financial results for the third quarter ended June 30, 2016. The release is furnished as Exhibit 99-a to this Form 8-K. The presentation by Meritor accompanying the above-referenced conference call will be posted on the Meritor website (www.meritor.com).
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 29, 2016, the Board of Directors of Meritor, Inc. (“Meritor”), pursuant to Section 7.01 of the Amended and Restated Articles of Incorporation of the Company and Section 3.1 of the Amended and Restated By-laws of the Company, approved an increase in the number of directors of the Company to (10) and elected Jan A. Bertsch, in each case effective as of September 29, 2016, to fill the newly created vacancy as a Class III director with a term expiring at the 2018 annual meeting of shareholders. Ms. Bertsch’s committee memberships will be determined at the effective time of her appointment and will be disclosed on an amendment to this Form 8-K at that time.
As a non-employee director of Meritor, Ms. Bertsch will receive a cash retainer at the rate of $90,000 per year for Board service. Non-employee directors also receive fees of $1,500 for attendance at each standing and special committee meeting ($750 for each telephone meeting). As part of director compensation, each non-employee director is also entitled to receive, immediately after each annual meeting of shareholders, an equity grant equal to a value of approximately $100,000, in the form of restricted stock or restricted share units, at the director’s discretion. The restricted stock and restricted share units vest upon the earliest of (a) three years from the date of grant or (b) the date the director resigns or ceases to be a director under circumstances the Board determines not to be adverse to the best interests of the Company. In connection with her appointment, Ms. Bertsch will receive an equity award pro-rated for her time of service for the current year.
There are no family relationships, as defined in Item 401 of Regulation S-K, between Ms. Bertsch and any of Meritor’s executive officers and any director, executive officer or person nominated to become a director or executive officer. Ms. Bertsch was not selected pursuant to any arrangement or understanding between her and any person other than Meritor.  In addition, Ms. Bertsch did not have a direct or indirect material interest in any transaction that would be required to be disclosed under Item 404(a) of Regulation S-K.
Ms. Bertsch has been Senior Vice President and Chief Financial Officer of Owens-Illinois, Inc. since November 2015. From 2012 to November 2015, she served as Executive Vice President, Chief Financial Officer of Sigma-Aldrich Corporation. From 2009 to February 2012, she served in various capacities as Vice President and Treasurer and subsequently Vice President, Controller and Principal Accounting Officer of BorgWarner, Inc.  From 2001 to 2009 she served in various capacities for Chrysler Group LLC, ultimately serving as Senior Vice President, Chief Information Officer and Treasurer of Chrysler LLC.  Ms. Bertsch has been a director of BWX Technologies since 2015 (where she is the chair of the audit committee and a member of the nominating committee) and its predecessor Babcock & Wilcox from 2013 to 2015 (where she served as a member of the audit and nominating committees) and has also served as chair of the Board of Visitors for the Wayne State University School of Medicine from 2003 to 2016.
   Item 7.01. Regulations FD Disclosure
On July 21, 2016, Meritor's Board of Directors authorized the repurchase of up to $150 million aggregate principal amount of any of the company’s public debt securities (including convertible debt securities) and up to $100 million of the company’s common stock, in each case from time to time through open market purchases, privately negotiated transactions or otherwise until September 30, 2019, subject to compliance with legal and regulatory requirements and the company’s debt covenants.  The new debt repurchase authorization replaces the prior January 2015 authorization of the Offering Committee of the company’s Board of Directors.
The information in items 2.02 and 7.01 of this Form 8-K and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
99-a – Press release of Meritor, Inc., dated August 3, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.

By:	/s/ Richard D. Rose
Richard D. Rose
Interim Senior Vice President, General Counsel & Secretary

Date: August 3, 2016

EXHIBIT INDEX

Exhibit No.	Description
99-a	Press release of Meritor, Inc., dated August 3, 2016